Exhibit 99.1
February 3, 2022

Prudential Financial, Inc. Announces
2021 Results

•Fourth quarter 2021 net income attributable to Prudential Financial, Inc. of $1.208 billion or $3.13 per Common share versus net income of $819 million or $2.03 per share for the year-ago quarter.
•Fourth quarter 2021 after-tax adjusted operating income of $1.227 billion or $3.18 per Common share versus $1.130 billion or $2.80 per share for the year-ago quarter.
•2021 net income attributable to Prudential Financial, Inc. of $7.724 billion or $19.51 per Common share versus net loss of $374 million or $1.00 per share for 2020.
•2021 after-tax adjusted operating income of $5.772 billion or $14.58 per Common share versus $3.913 billion or $9.72 per share for 2020.
•Book value per Common share of $161.26 versus $167.81 per share for the year-ago; adjusted book value per Common share of $108.72 versus $94.79 per share for the year-ago.
•Parent company highly liquid assets(1) of $3.6 billion versus $5.6 billion for the year-ago quarter.
•Assets under management(2) of $1.742 trillion versus $1.721 trillion for the year-ago quarter.
•As previously announced, the Company’s Board of Directors has authorized the repurchase of up to $1.5 billion of outstanding Common Stock during the period from January 1, 2022 through December 31, 2022. In addition, the Company declared a quarterly dividend of $1.20 per share of Common Stock, payable on March 11, 2022, to shareholders of record as of February 15, 2022, representing an increase of 4% over the prior year dividend level and a 4% annualized yield on adjusted book value.

Charles Lowrey, Chairman and CEO, commented on results:
“Prudential reported strong financial results for the fourth quarter and full year, and made significant progress in becoming a higher growth, less market sensitive, and more nimble company.

During 2021, we entered into agreements to divest lower growth and more market sensitive businesses and programmatically acquired businesses for sustainable long-term growth. We advanced our cost savings program and remain on track to achieve our previously announced goal of $750 million of savings by the end of 2023. We also refined our product mix to meet our customers’ changing needs. We did all of this while returning $4.3 billion to shareholders through share repurchases and dividends, expanding our commitments to our employees and communities, and taking new steps to address climate change.

Backed by this momentum and our rock solid financial position, we are starting 2022 from a position of strength, with an even sharper focus on growth, customers, and innovation, and on expanding access to investing, insurance, and retirement security for people around the world.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported fourth quarter and year-end 2021 results. Net income attributable to Prudential Financial, Inc. was $1.208 billion ($3.13 per Common share) for the fourth quarter of 2021, compared to net income of $819 million ($2.03 per Common share) for the fourth quarter of 2020.
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Prudential Financial, Inc. Fourth Quarter 2021 Earnings Release	Page 2
After-tax adjusted operating income was $1.227 billion ($3.18 per Common share) for the fourth quarter of 2021, compared to $1.130 billion ($2.80 per Common share) for the fourth quarter of 2020.
Net income attributable to Prudential Financial, Inc. was $7.724 billion ($19.51 per Common share) for 2021, compared to a net loss of $374 million ($1.00 per Common share) for 2020. After-tax adjusted operating income was $5.772 billion ($14.58 per Common share) for 2021, compared to $3.913 billion ($9.72 per Common share) for 2020.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
NET INCOME
Net income in the current quarter included a goodwill impairment that resulted in a charge of $837 million, net of tax, reflecting the decline in the fair value of Assurance IQ as a result of lower publicly traded peer valuations and slower than expected earnings growth. This loss was offset by $420 million of pre-tax gains related to market experience updates, $332 million of pre-tax earnings from divested and run-off businesses, and $116 million of pre-tax net realized investment gains and related charges and adjustments, including $17 million of impairment and credit-related losses.
Net income for the year-ago quarter included $1.189 billion of pre-tax net realized investment losses and related charges and adjustments, driven by losses on derivatives, and also included $12 million from impairment and credit-related losses. These losses were offset by $376 million of pre-tax gains related to market experience updates and $108 million of pre-tax earnings from divested and run-off businesses.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $350 million for the fourth quarter of 2021, compared to $404 million in the year-ago quarter. This reflects record high asset management fees, driven by an increase in average account values, that were more than offset by lower Other Related Revenues, driven by a decrease in incentive fees and seed and co-investment income, as well as higher expenses.
PGIM assets under management of $1.524 trillion, a record high, were up 2% from the year-ago quarter, reflecting market appreciation, positive third-party net flows, private originations, and strong investment performance over the past year. Third-party net outflows of $0.1 billion in the current quarter reflect $3.6 billion of retail outflows mainly from mutual fund investors rebalancing out of fixed income, as well as equity sub-advised outflows, offset by $3.5 billion of institutional inflows driven by fixed income and real estate.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $895 million for the fourth quarter of 2021, compared to $794 million in the year-ago quarter. This increase reflects higher net investment spread results, including higher variable investment income, and higher net fee income, driven primarily by equity market appreciation, partially offset by higher expenses and less favorable underwriting results.
Retirement:
•Reported adjusted operating income of $543 million in the current quarter, compared to $525 million in the year-ago quarter. This increase reflects higher net investment spread results, including higher variable investment income, partially offset by lower reserve gains, driven by less favorable COVID-19 mortality experience.

•Account values of $246 billion were up 1% from the year-ago quarter, driven by net flows and market appreciation. Net outflows in the current quarter totaled $1.4 billion as withdrawals and benefits exceeded sales of $3.5 billion, which included $2.7 billion of International Reinsurance transactions.

Group Insurance:
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Prudential Financial, Inc. Fourth Quarter 2021 Earnings Release	Page 3
•Reported a loss, on an adjusted operating income basis, of $205 million in the current quarter, compared to a loss of $87 million in the year-ago quarter. This higher loss reflects lower underwriting results in group life, driven by COVID-19, and higher expenses.

•Reported earned premiums, policy charges, and fees of $1.4 billion were up 13% from the year-ago quarter.

Individual Annuities:
•Reported adjusted operating income of $486 million in the current quarter, compared to $440 million in the year-ago quarter. This increase reflects higher fee income, net of distribution expenses and other associated costs, higher net investment spread results, including higher variable investment income, and lower expenses.

•Account values of $182 billion were up 3% from the year-ago quarter, reflecting market appreciation, partially offset by net outflows. Gross sales of $1.6 billion in the current quarter reflect the continued success of our FlexGuard Indexed Variable Annuity.

Individual Life:
•Reported adjusted operating income of $81 million in the current quarter, compared to a loss of $65 million in the year-ago quarter. This increase reflects more favorable underwriting results and higher net investment spread results, including higher variable investment income, partially offset by higher expenses, driven by a legal reserve.

•Sales of $182 million in the current quarter decreased 24% from the year-ago quarter. This was primarily driven by higher sales ahead of product repricing in the year-ago quarter.

Assurance IQ reported a loss, on an adjusted operating income basis, of $10 million in the current quarter, compared to a loss of $19 million in the year-ago quarter. This reflects a 15% increase in revenues that were partially offset by increased expenses to support business growth.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $829 million for the fourth quarter of 2021, compared to $790 million in the year-ago quarter. This increase reflects lower expenses, business growth, and higher net investment spread results.
Life Planner:
•Reported adjusted operating income of $428 million in the current quarter, compared to $426 million in the year-ago quarter. This increase reflects business growth and higher net investment spread results, partially offset by higher expenses.

•Constant dollar basis sales(3) of $245 million in the current quarter increased 16% from the year-ago quarter, primarily driven by lower sales in Japan in the year-ago quarter following product repricing and continued sales growth in Brazil.

Gibraltar Life & Other:
•Reported adjusted operating income of $401 million in the current quarter, compared to $364 million in the year-ago quarter. This increase primarily reflects lower expenses.

•Constant dollar basis sales(3) of $213 million in the current quarter decreased 11% from the year-ago quarter, primarily driven by lower protection product sales in the Bank channel.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $489 million for the fourth quarter of 2021, compared to a loss of $521 million in the year-ago quarter. The lower loss reflects higher net investment income, higher income from pension and other employee benefit plans, and lower interest expense, partially offset by higher expenses.
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Prudential Financial, Inc. Fourth Quarter 2021 Earnings Release	Page 4
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Friday, February 4, 2022, at 11:00 a.m. ET to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through February 18. To access a replay via phone starting at 3:00 p.m. ET on February 4 through February 18 dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13725139.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy to become a higher growth, less market sensitive, and more nimble company, our planned dispositions, our cost savings program, our plans relating to share repurchases and dividends, the ability of our product mix to meet customer needs, our efforts to address climate change, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our transformation strategy, our planned dispositions, our cost savings program, our plans relating to share repurchases and dividends, the ability of our product mix to meet customer needs, our efforts to address climate change, and other business strategies are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired
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Prudential Financial, Inc. Fourth Quarter 2021 Earnings Release	Page 5
securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, changes in the fair value of contingent consideration, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about constant dollar basis sales, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on
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Prudential Financial, Inc. Fourth Quarter 2021 Earnings Release	Page 6
Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with more than $1.5 trillion in assets under management as of December 31, 2021, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
Adjusted operating income (loss) before income taxes (1):
PGIM	$350	$404	$1,643	$1,262
U.S. Businesses	895	794	3,875	2,703
International Businesses	829	790	3,390	2,952
Corporate and Other	(489)	(521)	(1,607)	(1,967)
Total adjusted operating income before income taxes	$1,585	$1,467	$7,301	$4,950
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$116	$(1,189)	$1,627	$(4,300)
Market experience updates	420	376	750	(640)
Divested and Run-off Businesses:
Closed Block division	48	(9)	140	(24)
Other Divested and Run-off Businesses	284	117	716	(450)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	12	152	(41)	90
Other adjustments (2)	(1,077)	(14)	(1,112)	51
Total reconciling items, before income taxes	(197)	(567)	2,080	(5,273)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$1,388	$900	$9,381	$(323)
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,208	$819	$7,724	$(374)
Income attributable to noncontrolling interests	34	203	70	228
Net income (loss)	1,242	1,022	7,794	(146)
Less: Earnings attributable to noncontrolling interests	34	203	70	228
Income (loss) attributable to Prudential Financial, Inc.	1,208	819	7,724	(374)
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(10)	(169)	17	(132)
Income (loss) (after-tax) before equity in earnings of operating joint ventures	1,218	988	7,707	(242)
Less: Total reconciling items, before income taxes	(197)	(567)	2,080	(5,273)
Less: Income taxes, not applicable to adjusted operating income	(188)	(425)	145	(1,118)
Total reconciling items, after income taxes	(9)	(142)	1,935	(4,155)
After-tax adjusted operating income (1)	1,227	1,130	5,772	3,913
Income taxes, applicable to adjusted operating income	358	337	1,529	1,037
Adjusted operating income before income taxes (1)	$1,585	$1,467	$7,301	$4,950

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$3.13	$2.03	$19.51	$(1.00)
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.30	(2.99)	4.17	(10.81)
Market experience updates	1.10	0.94	1.92	(1.61)
Divested and Run-off Businesses:
Closed Block division	0.13	(0.02)	0.36	(0.06)
Other Divested and Run-off Businesses	0.75	0.29	1.84	(1.13)
Difference in earnings allocated to participating unvested share-based payment awards	—	0.01	(0.07)	0.07
Other adjustments (2)	(2.83)	(0.04)	(2.85)	0.13
Total reconciling items, before income taxes	(0.55)	(1.81)	5.37	(13.41)
Less: Income taxes, not applicable to adjusted operating income	(0.50)	(1.04)	0.44	(2.69)
Total reconciling items, after income taxes	(0.05)	(0.77)	4.93	(10.72)
After-tax adjusted operating income	$3.18	$2.80	$14.58	$9.72
Weighted average number of outstanding common shares (basic)	377.7	396.2	387.2	395.8
Weighted average number of outstanding common shares (diluted)	380.9	398.3	390.1	397.8
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,208	$819	$7,724	$(374)
Less: Earnings allocated to participating unvested share-based payment awards	17	10	115	21
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,191	$809	$7,609	$(395)
After-tax adjusted operating income (1)	$1,227	$1,130	$5,772	$3,913
Less: Earnings allocated to participating unvested share-based payment awards	17	13	86	47
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,210	$1,117	$5,686	$3,866
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$61,876	$67,425
Less: Accumulated other comprehensive income (AOCI)	21,324	30,738
GAAP book value excluding AOCI	40,552	36,687
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,164)	(1,399)
Adjusted book value	41,716	38,086
End of period number of common shares (diluted)	383.7	401.8
GAAP book value per common share - diluted	161.26	167.81
GAAP book value excluding AOCI per share - diluted	105.69	91.31
Adjusted book value per common share - diluted	108.72	94.79

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$629.4	$614.9
Retail customers	401.4	372.0
General account	493.0	511.7
Total PGIM	$1,523.8	$1,498.6
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$20.2	$16.9	$78.4	$68.4
Net additions, other than money market	$3.5	$2.5	$10.9	$3.0
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$23.7	$24.6	$89.5	$95.0
Net additions (withdrawals), other than money market	$(3.6)	$3.8	$0.1	$17.2
U.S. Businesses:
Retirement:
Gross additions	$3,501	$8,251	$21,967	$22,469
Net additions (withdrawals)	$(1,392)	$3,189	$1,142	$4,181
Total account value at end of period	$245,720	$243,387
Group Insurance:
Group Insurance Annualized New Business Premiums (3):
Group life	$23	$16	$265	$243
Group disability	49	20	221	163
Total	$72	$36	$486	$406
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,551	$1,980	$6,599	$6,815
Sales, net of full surrenders and death benefits	$(1,102)	$(125)	$(3,802)	$(1,030)
Total account value at end of period	$182,305	$176,280
Individual Life:
Individual Life Insurance Annualized New Business Premiums (3):
Term life	$24	$34	$115	$148
Guaranteed universal life	10	11	45	94
Other universal life	12	18	57	91
Variable life	136	176	538	449
Total	$182	$239	$755	$782
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (3)(4):
Actual exchange rate basis	$438	$440	$1,940	$2,190
Constant exchange rate basis	$458	$450	$2,002	$2,228

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	December 31
	2021	2020
Assets and Assets Under Management and Administration:
Total assets	$937.8	$940.7
Assets under management (at fair market value):
PGIM	$1,523.8	$1,498.6
U.S. Businesses (5)	163.1	171.7
International Businesses	12.8	14.3
Corporate and Other (5)	42.6	36.3
Total assets under management	1,742.3	1,720.9
Assets under administration	382.5	341.7
Total assets under management and administration	$2,124.8	$2,062.6

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including a goodwill impairment that resulted in a charge of $837 million after-tax, $1,060 million pre-tax, for the three months ended December 31, 2021 related to Assurance IQ. Also includes certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of the associated contingent consideration.

(3)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 103 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(5)	Prior period amounts have been reclassified to conform to current period presentation.